EXHIBIT 77M

On September 10, 2012, the Registrant acquired substantially all of the assets and liabilities of the Fifth Third Micro Cap Value Fund, the Fifth Third International Equity Fund, the Fifth Third Strategic Income Fund, and the Fifth Third Small Cap Value Fund, each an investment portfolio of Fifth Third Funds, another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated May 23, 2012 (the "Agreement") and approved by the shareholders of the Fifth Third Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of newly-issued common shares of
the Registrant.   The Boards of Trustees of each of the
Registrant and the Fifth Third Funds approved its respective
Reorganization.
On June 15, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the Fifth Third Funds. A filing on Form 497 was made on July 23, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on July 25, 2012. The N-14 Registration Statement as amended was declared effective by the Commission on September 10, 2012.

On September 10, 2012 (the "Closing Date"), pursuant to the
Agreement, the following acquisitions occurred:

1.	 Net assets of the Fifth Third Micro Cap Value Fund
valued at $37,623,112 (8,102,256 shares outstanding) were transferred for 8,102,256 newly issued shares of the Touchstone Micro Cap Value Fund, a series of the
Registrant;

2.	Net assets of the Fifth Third International Equity Fund
valued at $112,680,107 (15,128,870 shares outstanding) were transferred for 15,128,870 newly issued shares of the Touchstone International Value Fund;

3.	Net assets of the Fifth Third Strategic Income Fund
valued at $272,087,369 (25,088,186 shares outstanding) were transferred for 25,088,186 newly issued shares of the Touchstone Strategic Income Fund;

4.	Net assets of the Fifth Third Small Cap Value Fund valued
at $43,877,380 (2,282.753 shares outstanding) were transferred for 2,282.753 newly issued shares of the Touchstone Small Company Value Fund;

The Fifth Third Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the
"1940 Act"), on form N-8F on November 9, 2012.
A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.